UNITED STATES SECURITIES AND EXCHANGE COMMISSION

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PACIRA BIOSCIENCES, INC.

(Name of Registrant as Specified In Its Charter)

DOMA PERPETUAL LO EQUITY MASTER FUND LP
DOMA PERPETUAL CAPITAL MANAGEMENT LLC
DOMA1 LLC
DOMA PERPETUAL PARTNERS GP LLC
DOMA2 LLC
RELIABILITY LLC
PEDRO ESCUDERO
ERIC DE ARMAS
CHRISTOPHER DENNIS
OLIVER BENTON “BEN” CURTIS III

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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DOMA Perpetual Capital Management LLC, a Delaware limited liability company, together with the other participants named herein (collectively, “DOMA”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of DOMA’s slate of highly qualified director candidates and the other proposals to be presented at the 2026 annual meeting of stockholders of Pacira BioSciences, Inc., a Delaware corporation (the “Company”).

Item 1: On May 12, 2026, Elliott issued the following press release including a letter to the Company’s stockholders. A copy of the letter is also attached hereto as Exhibit 1 and incorporated herein by reference:

DOMA Perpetual Issues & Mails Letter to Shareholders of Pacira BioSciences – Along with its Definitive Proxy Statement & WHITE Proxy Card – Urging Shareholders to Vote “FOR” DOMA’s Three Highly Qualified, Independent Board Candidates

DOMA Perpetual Believes the Board and Management are Committing Gross Negligence by Misleading Investors About the True Risks the Business Faces; DOMA Contends This Conduct Constitutes a Failure of the Board’s Duty of Care

Maintains the Company should remove its CEO and Explore a Strategic Sale of the Company Instead of Pursuing Risky Litigation

Asserts Pacira Will Continue its Value-Destroying Behavior Unless Changes are Made to the Board; DOMA’s Nominees Will Bring Relevant Expertise in Risk Management and Commitment to Stockholder Value to Realign the Board with Shareholders’ Interests and Creating Certainty in Outcomes Instead of Gambling with the Company’s Future

MIAMI, May 13, 2026 /PRNewswire/ -- DOMA Perpetual Capital Management (“DOMA Perpetual”), which, together with its affiliates (collectively, “DOMA” or “we”), beneficially owns approximately 7.5% of the outstanding shares of common stock of Pacira BioSciences, Inc. (NASDAQ: PCRX) (“Pacira” or the “Company”), has today sent a letter to the Company’s stockholders outlining the rationale for urgently needed change in the composition of the Company’s Board of Directors (the “Board”) and emphasizing how DOMA’s independent, experienced and highly qualified nominees would bring genuine independence to the Company’s Board and support the much-needed maximization of stockholder value.

In its letter, DOMA Perpetual asserts Management and the Board continue to promote a risky strategy of “bet the farm” litigation that has already likely cost the Company more than a third of future EXPAREL revenues in a prior settlement. Pacira’s revenue growth remains weak and substantially below what Management promised in its 5x30 plan, while operating expenses and executive compensation have increased dramatically. Stock-based compensation has risen 38% over the last five years and the Board has moved from performance-based compensation to RSUs, guaranteeing Management multimillion-dollar compensation packages while shareholders have been taken to the cleaners. In the last two years, CEO Frank Lee made $28 million while the Company’s net income was negative $93 million; astoundingly, in this period, Mr. Lee made more money than all shareholders combined.

Pacira’s stock price has fallen approximately 54% over the last 10-year period, 62% over the last 5-year period, and 29% since Frank Lee took over as CEO1.

Management and the Board seem willing to gamble with the Company’s future in risky IP battles, despite a bruising loss, leading to a costly settlement, just last year. EXPAREL is an “essential and mission-critical” asset. DOMA contends the Company’s unmet goals and shifting metrics in its 5x30 plan are proof that the CEO is grossly underperforming and that any future legal loss related to EXPAREL would jeopardize the future of the Company. DOMA believes Pacira’s board is gambling with shareholder money in its continued IP litigation and unproven, cash-burning 5x30 plan, and that Pacira’s current strategy is a house of cards built by a Board culture that evinces a complete failure of risk management. Shareholders should not have to lose it all to expose the Board’s gross negligence.

The letter can be downloaded here

The full text of the letter follows:

Dear Fellow Pacira Biosciences, Inc. Shareholders,

We are writing to you as fellow investors in Pacira BioSciences, Inc. (PCRX) (“Pacira” or the “Company”), a drug manufacturer that is falling well short of its potential and is in urgent need of a new direction.

DOMA Perpetual Capital Management LLC, together with its affiliates (“DOMA”) currently beneficially owns approximately 7.5% of PCRX common shares. We believe that electing our three highly qualified and investor-focused nominees at the upcoming June 9, 2026 Annual Meeting is the best chance to preserve value for all shareholders. We urge you to support our nominees using the WHITE proxy card or voting instruction form included in the DOMA definitive proxy statement.

Pacira’s Board of Directors (the “Board”) requires immediate change. We at DOMA believe the Company’s current strategy is fundamentally broken and the Board and Management are misleading investors about the true risks the business faces. We view the Board’s failure to fully appreciate or fully acknowledge these risks as amounting to gross negligence and a breach of the Board’s duty of care. Compounding these failures are the Company’s continued

1 See Bloomberg Database, stock price as of May 11, 2026, at 1pm EST, Frank Lee start date January 2, 2024.

underperformance under the leadership of CEO Frank Lee, alongside massive overspending with zero value creation for shareholders. The Board’s interests do not appear to be aligned with shareholders, despite a fiduciary duty to represent them. The Board cannot be allowed to continue to ignore risks, burn through cash and destroy value while the Company faces a very real existential threat. We are asking shareholders to vote for DOMA’s nominees to the Board: Eric de Armas, Christopher Dennis and Oliver Benton “Ben” Curtis III (collectively, the “DOMA Nominees”) in an effort to protect the business and push for genuine value creation.

The results are stark: the PCRX stock price has fallen approximately 54% over the last 10-year period, 62% over the last 5-year period, and 29% since Frank Lee took over as CEO1. This is hardly a record of achievement, nor one that should be rewarded at the expense of the true owners of the Company, our fellow shareholders.

RISKS OUTWEIGH REWARDS

The Company’s unduly optimistic disclosures have the effect of misleading investors about the true nature of the risk to the business. EXPAREL accounts for approximately 80% of Pacira’s total revenue, and a significantly higher portion of its net income.2 The product represents an “essential and mission-critical” asset to the business, according to the Marchand v. Barnhill standard. This Delaware Supreme Court case laid the groundwork for finding a board of directors liable for breaching their fiduciary duty and underscored the directors’ duty to identify and address any risks that could potentially harm the company they serve, reinforcing effective risk management as a duty of all board members. We believe Pacira’s Board is possibly in breach of its fiduciary duty of care, as it continues to ignore the very real risk posed by its “bet the house” litigation strategy.

As Pacira faced its first legal battle over EXPAREL’s patents, the Company was extremely bullish on its odds of emerging triumphant. In the Q2 2024 earnings call, Anthony Molloy III, Pacira’s Chief Legal and Compliance Officer, said of the 495 Patent: “This is only the first patent being litigated. Three additional infringement lawsuits are underway for our 348, 574, 575 and 706 patents, and these patents are broader than the 495 patent. We also have other patents that are forthcoming, many of which will be listed in the Orange Books with expiration dates through January 2041. In order to become commercially successful, eVenus would have to overcome all of our patents.” Just a few days later, the Court ruled against Pacira with respect to the 495 patent, and Pacira quickly moved to settle with eVenus, a settlement in which Pacira gave up an incredibly substantial percentage of EXPAREL’s future revenues. Pursuant to the Settlement Agreement, Pacira agreed to allow eVenus, beginning in 2030, to manufacture and sell certain volume limited amounts of generic bupivacaine liposome injectable suspension in the United States, which will increase to over 30% of the total supply in 2033. These percentages are expected to approximately equal the percentage of revenue from EXPAREL that Pacira will lose due to this settlement.3

In discussing the patents being challenged, the Company continues to tout multiple patents, “families” of patents, and new patents being added to the Orange Book. The Company has not done enough to explain to shareholders that key product patents on EXPAREL have expired, rendering EXPAREL dangerously vulnerable to future threats, and additional lost market share, from manufacturers of generics. Many of the patents Pacira now relies on to protect EXPAREL are manufacturing or method-of-use patents which do confer some protection, but not the same level of rigorous protection provided by a full suite of existing product patents.4 Further, the “families” of patents and their “thicket strategy” are not impenetrable. Once a “parent” patent is deemed invalid, the rest of the family can fall with it.

We believe the Company continues to materially understate and downplay the significant risks posed by the introduction of new generic versions of EXPAREL and the resulting patent disputes (the “EXPAREL Patent Litigation”), thereby misleading investors as to the durability of EXPAREL’s revenue stream. The Company characterizes its recent litigation settlement as “favorable,” yet we find it difficult to reconcile that description with a settlement that resulted in an estimated 38% of the supply of bupivacaine liposome injectable suspension in the United States being supplied by a single generic manufacturer as of 2033, and an expected corresponding loss in revenue from EXPAREL.5 Moreover, while Management touts the listing of 21 Orange Book patents as a “significant evolution,” we cannot point to anything the Board has done to prevent the worst-case scenario. The Company’s own Form 10-K discloses two ongoing patent infringement actions against generic manufacturers, each of whom contends that these Orange Book–listed patents are invalid and unenforceable.6 As such, EXPAREL Patent Litigation appears to be a persistent and unresolved overhang that threatens to materially impair the Company.

We believe that the Company has not been transparent with shareholders by doing enough to disclose that certain key product patents for EXPAREL have expired. We believe there is an argument of “prior art” which means that there could be a path for additional generics to enter the market. Pacira is now overly reliant on limited manufacturing patents and method patents. The Company’s highly touted “5x30 Plan” is premised on the flawed assumption that the new generic threats will not be successful. The Company has already lost a patent case that will cost the Company a substantial percentage of future annual revenue from EXPAREL.7 This product alone accounts for nearly 80% of the Company’s revenue. If there is another win by one of the two generic companies

1 See Bloomberg Database, stock price as of May 11, 2026, at 1pm EST, Frank Lee start date January 2, 2024.

2 See e.g. See Pacira Biosciences, Form 10-K (filed Feb. 26, 2026), other Pacira BioSciences Company Filings.

3 See “Pacira BioSciences Announces Settlement of U.S. Patent Litigation for EXPAREL,” Press Release (Apr. 7, 2025).

4 See Pacira Biosciences, Form 10-K (filed Feb. 26, 2026) Risk Factors – Because it is difficult and costly to protect our proprietary rights, we may not be able to ensure their protection and all patents will eventually expire.

5 See “Pacira BioSciences Reaffirms Commitment to Shareholder Value Creation” Press Release (Mar. 12, 2026).

6 See Pacira Biosciences, Form 10-K (filed Feb. 26, 2026), Note 20 to Notes to Consolidated Financial Statements, Paragraph IV Certification Notices.

7 See “BioSciences Announces Settlement of U.S. Patent Litigation for EXPAREL,” Press Release (Apr. 7, 2025) (“While the agreed-upon volume-limited percentages are confidential, they begin at a high-single-digit percentage of the total volumes distributed in the U.S. market and increase gradually in each 12-month period following the volume-limited entry date until reaching a percentage in the low thirties in 2033 and increasing modestly in each of the next two in litigation with the Company, the 5x30 plan will be entirely insufficient to rescue the Company.8 The entire value of the Company is at risk as another similar settlement could cost the company the majority of its revenue. This Board is willing to put shareholders at risk of losing everything. Our goal is to stop that. The hope of success in risky litigation is not a strategy that a Board or management team should rely on when deciding the fate of a company or the investment value of its shareholders.

The 5x30 plan offers shareholders little to no protection from an adverse ruling in future legal fights. Instead of trying to quickly diversify cash flows, the Board supported a plan based on developing new drugs which, even when they are identified, could take many years to create any cash flow, but before then will burn a not insignificant amount of cash. If the Company loses another patent lawsuit, it is unlikely there will be sufficient capital left to push any of the pipeline drugs through clinical trials. Moreover, the deals recently finalized by management have yet to demonstrate meaningful results. The recent J&J deal for ZILRETTA has yielded disappointing results, as the brand experienced a decline in sales revenue in 2025 despite premium pricing that a patented drug typically commands.9 It is a distinct possibility that a few years from now, the Company could lose its patent case against the generics, followed shortly by ZILRETTA’s patent expirations10. In just a few years, the Company could be facing an existential crisis. Allowing these risks to grow without attempting to mitigate or address them is, in our view, an absolute failure of the Board’s duty of care and makes the case that the Board has exhibited gross negligence.

Taken together, these risks underscore just how precarious the Company’s reliance on EXPAREL truly is. The Company has failed to diversify its portfolio as it chose to develop new potential drugs, speculating, instead of going for certainty of outcomes and cash flow, and the reality is that EXPAREL remains its core asset and primary driver of enterprise value. Indeed, it would likely take many years for any innovation or new product line to meaningfully offset this dependence. As a result, Pacira rests on a fragile foundation created by Management’s overreliance on EXPAREL and delayed diversification. This has created a house of cards which could collapse in the next few years, with adverse litigation outcomes or accelerated generic entry which could rapidly erode value, potentially well before 2030.

SIGNIFICANT UNDERPERFORMANCE

CEO Frank Lee was hired despite his previous leadership of an unprofitable enterprise that failed to deliver any shareholder value for its public shareholders.11 In Q1 2026, Mr. Lee avers the Company will continue “to execute our 5x30 strategy to drive durable revenue growth.” The notion that there is anything “durable” about what Mr. Lee forecasts is patently misleading. Looking at the metrics Management holds up to claim it is executing on its 5x30 strategy reveals shifting goalposts and an absolute lack of any meaningful growth or material value creation for shareholders. The metrics touted seem impressive at first glance, but a deeper review yields a clearer picture of just how poorly the Company is performing.

When Pacira launched the 5x30 plan in January of 2025, it promised shareholders double-digit compounded revenue growth.12 Instead, in 2025, total revenues increased by only 4%, while R&D spending increased 44% and SG&A increased 25%.13 With even a small amount of scrutiny, it is obvious that the “measurable operational progress across its five 5x30 pillars: patients served, product revenue, profitability, pipeline advancement and partnerships, building value and driving durable revenue growth into and beyond 2030” touted by management in the Proxy Statement are essentially meaningless to the business’s bottom line, and to stakeholders’ interests.

Management takes credit for serving 2.5 million patients in 202514, and serving patients is a noble goal, but the Company must also be able to make money from treating those patients. A publicly-traded, for profit business must also be focused on profitability and generating value for shareholders.

EXPAREL’s year-over-year volume growth of 6.2% in 202515 is yet another metric cited with no link to profitability – volume growth alone does not increase earnings per share nor free cash flow. The Company is under-delivering on its own stated goal of a double-digit compounded annual growth rate. Management has accomplished very little in terms of growth, focusing on “volume growth” instead of earnings and free cash flow growth.

The business’s “record-high 2025 GAAP and non-GAAP gross margins” are misleading and unhelpful for shareholders. The business can make as much gross profit as possible, but if it is spending too much money there is nothing left for shareholders, which is exactly what is happening here. The Company is ignoring the fact that if Pacira loses another patent case, whatever products are in the pipeline won’t matter, because there won’t be any money left to fund them.

12-month periods before reaching a maximum percentage in the high thirties of the total volumes distributed in the U.S. for the final three years of the agreement.”).

8 See Pacira BioSciences Form 10-K (filed Feb. 26, 2026), Note 20 to Notes to Consolidated Financial Statements, Paragraph IV Certification Notices.

9 See Pacira BioSciences Form 10-K (filed Feb. 26, 2026), Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations, Net Product Sales.

10 See Pacira BioSciences Form 10-K (filed Feb. 26, 2026), Item 1 Business, Patents and Patent Applications.

11 See Bloomberg Database; Under Frank D. Lee’s tenure at Forma Therapeutics, the Company went public in 2020 at $20 a share. The stock price declined 34%, until the announcement of an acquisition by Novo Nordisk in September of 2022, to acquire the Company at $20 a share, leaving shareholders with no return.

12 See “Pacira Announces New Five-Year Objectives to Accelerate Transition into an Innovative Biopharmaceutical Organization,” Press Release (Jan 10, 2025).

13 See Pacira BioSciences Form 10-K (filed Feb. 27, 2025).

14 See Pacira BioSciences Proxy Statement on Form DEF14A (filed Apr. 28, 2026).

15 See Pacira BioSciences Proxy Statement on Form DEF14A (filed Apr. 28, 2026).

Management claims that there was significant growth in its J&J partnerships, but they are measuring from a low point. The fact is that from Q1 2024 to Q1 2026, there has been minimal growth.16 This appears to be intentionally misleading – as Management first drove down the numbers, and now wants credit for bringing them back to where they started.

The Company’s claim that “Pacira’s stock is up over 35% since the launch of the 5x30 strategy” is an insult to the intelligence of shareholders. The stock has risen 35% after falling close to 50% when the court ruled against it in the eVenus case, and the stock is still down nearly 30% from where it sat when Mr. Lee was named CEO. The stock currently sits at a price that is over 70% down from its all-time high.17 Shareholders haven’t seen a return in the last 10-year, 5-year, 3-year, 2-year or YTD periods, reflecting the market’s absolute lack of trust in management and the Board for allowing this gross mismanagement of the Company.

Meanwhile, Management and the Board continue to gamble with shareholders’ capital and enrich themselves. By linking compensation to revenue targets, the Board has incentivized aggressive spending at the expense of growth of earnings per share, free cash flow and return on equity. This is evidenced by a 91% surge in R&D and SG&A expenses alongside a 36% rise in stock-based compensation over the last five years—all while net income plummeted by 83%, effectively evaporating the majority of shareholder value over the last three years. In fact, the combined net income over the prior three-year period is negative $50.5 million.18

The Board shifted Management incentives from performance-based options to Restricted Stock Units (RSUs) in 2024, which can retain value even if the stock price declines, subject to vesting and forfeiture conditions.19 This further misaligns Management with shareholder interests as well as creating further dilution to shareholders. The Board has repeatedly granted awards without shareholder approval under Nasdaq Listing Rule 5635(c)(4), which permits employment-inducement awards subject to independent committee approval and prompt public disclosure. By relying on NASDAQ Listing Rule 5635(c)(4), the Board was able to approve a large equity award for Mr. Lee and has since continued to capitalize on this rule by consistently adding more shares to the Inducement Plan without shareholder vote. Since January 2025, Pacira has issued shares under this rule over ten times without shareholder approval.20 This has diluted shareholders while further enriching executives, despite no shareholder return.

While operational costs and executive pay have trended upward, the Company has failed to post a profit in the last two years. As shareholders saw zero return, executives and directors took home a total of $121 million.21 CEO Frank Lee has taken home tens of millions of dollars in annual pay – a figure that, during his tenure, exceeds the total net income generated for all shareholders combined. Management’s multi-million-dollar payouts stand in stark contrast to the experience of shareholders. The stock price tells the story: years of persistent underperformance and a complete lack of value creation. This is a business that is being eaten alive by the people charged with protecting it.

BOARD COMPOSITION & LACK OF APPROPRIATE OVERSIGHT

The Company’s recent efforts to “refresh” and reshape the Board are an implicit admission that something is wrong. After years of sustained underperformance, the Company has moved to add and rotate directors only after facing significant stockholder pressure, yet still refuses to acknowledge the full scope of the problem, or to pursue the most direct, value-maximizing solution. By maintaining a staggered Board and stripping away the right to call special meetings, the Company is obstructing shareholder oversight and dodging accountability.

In our view, this is a pattern of half measures: the Company wants credit for “revamping” the Board, but it stops short of the decisive accountability Stockholders deserve—namely, a serious, independent review of strategic alternatives, including a sale of the Company. The Company’s incremental changes appear to be designed to relieve pressure without making the hard decisions necessary to protect and maximize Stockholder value.

Pacira’s Board is primarily comprised of physicians, researchers and biotech operators lacking diversification.22 There is a dearth of risk management expertise, which has been underscored by the Board allowing the Company to engage in high-risk patent litigation for the second time without any downside protection. The Company has already lost a legal battle which ended in a settlement that permanently impaired the EXPAREL product. The Board’s composition skews heavily toward R&D and clinical and medical backgrounds, which prioritize speculative innovation over risk management and disciplined capital allocation. Pacira’s Board possesses a single member who is a former CFO of a biotech firm, where they oversaw persistent net losses and cash burn. Further, the Board’s independence is compromised by its lucrative compensation – nearly 2x that of the average Board compensation of other publicly-traded mid-caps – which rewards presence over performance, creating a fundamental conflict of interest with shareholders.23

We are also concerned that the Company continues to renominate certain incumbent directors notwithstanding questions about whether they have demonstrated the level of engagement and accountability stockholders should expect. For example, we believe Governor Chris Christie, who makes frequent TV appearances to comment on politics, is creating a major political liability to the Company. Further, Governor Christie has not shown the commitment of

16 See Pacira BioSciences Form 10-Q (filed May 7, 2024); Pacira BioSciences Form 10-Q (filed Apr. 30, 2026).

17 According to Bloomberg Database.

18 See the Company’s 10-K filed on February 26, 2026, Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations.

19 See Pacira BioSciences Proxy Statement on Form DEF14A (filed Apr. 29, 2025).

20 See Pacira BioSciences Press Releases (Apr. 8, 2026, Mar. 6, 2026, Feb. 9, 2026, Jan. 8, 2026, Dec. 3, 2025, Nov. 6, 2025, Oct. 3, 2025, Sep. 5, 2025, Aug. 5, 2025, Jul. 3, 2025, Jun. 5, 2025, May 8, 2025, Apr. 11, 2025, Mar. 6, 2025, Feb. 6, 2025, and Jan. 10, 2025.

21 See Pacira BioSciences Proxy Statement on Form DEF14A (filed Apr. 28, 2026).

22 See Pacira BioSciences Proxy Statement on Form DEF14A (filed Apr. 28, 2026).

23 See The BDO 600 2025 Study of Board Compensation Practices of 600 Mid-Market Public Companies.

time and attention that is required in a period of heightened risk and strategic urgency. Despite being the only current board member with a legal background, he appears to have gravely underestimated the legal risk the Company faces. We are likewise not persuaded by the Company’s efforts to explain away directors’ absences or limited participation at this crucial inflection point in the Company’s history. Compounding the issue, the Board continues to add individuals with clinical backgrounds, who lack essential risk management experience and any proven track record of driving profitability.

Based on what we believe to be a reasonable assessment of the risks involved, the Company must urgently evaluate strategic alternatives for EXPAREL, including a potential strategic exit. The failure to meaningfully consider this option reflects a breakdown in strategy and Board oversight with respect to the Company’s most critical asset. Our DOMA Nominees will advocate for a value-maximizing strategic alternative, including a strategic exit, designed to deliver tangible and imminent returns to fellow shareholders.

Given these facts and circumstances, we believe that Pacira, if left unchecked, will continue its current value-destroying behavior unless representatives of the stockholders are seated on the Board. We stockholders must act together to prevent further value destruction.

OUR HIGHLY QUALIFIED NOMINEES

We believe that the three DOMA Nominees, Eric de Armas, Christopher Dennis and Oliver Benton “Ben” Curtis III, are immensely qualified, have the relevant expertise and commitment to stockholder value to realign Pacira’s litigation strategy, compensation decisions and overall strategy – which must focus on decision-making that is in the best interests of the Company’s stockholders. DOMA’s Nominees have extensive experience in healthcare, finance, legal and regulatory matters, leadership, operations, strategy and corporate governance. This expertise would help to realign the Company’s decision-making with the best interests of the Stockholders and help realize the full potential of EXPAREL.

DOMA’s Nominees will bring fresh, independent perspectives and rigorous scrutiny to the Board’s actions and decision-making over the past several years, ensuring the right questions are asked and that proper controls are in place. Critically, our Nominees will pursue every option to serve the best interests of the Company and its stockholders, including a fundamental reassessment of the Company’s strategic direction and investigation into prior Board actions and decision-making. That reassessment will encompass a potential sale of the Company, which would provide stockholders with a certain pathway to value realization, rather than leaving them hostage to binary litigation outcomes and the implications of an unpredictable appellate timeline. The DOMA Nominees are committed to rescuing the Company from the perilous position in which the current Board has placed it and to ensuring that stockholder interests are finally put first.

Our action plan would involve removing the current CEO and appointing an Interim CEO to assist with the sales process. The DOMA Nominees would form a subcommittee on the Board to oversee a potential sales process and, at the conclusion of that process, would ensure that shareholders vote on any potential sale, rather than leaving the decision up to the Board.

The current Board cannot be trusted to put shareholders’ interests ahead of their own and they cannot be allowed to decide how the Company handles the risks it faces – risks the Company still refuses to fully acknowledge. We believe Pacira’s stakeholders should be the ones who decide what happens to the Company they own. The process for exploring a potential sale of the business must be fully transparent and the only way to ensure that transparency is to nominate Board members who are there to uphold their duty to shareholders.

WE STRONGLY RECOMMEND THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE DOMA NOMINEES ON THE WHITE PROXY CARD INCLUDED IN THE DOMA PROXY STATEMENT.

If you have questions or need assistance voting your shares, please contact our proxy solicitor, MacKenzie Partners, Inc. toll-free at 1-800-322-2885 or via email at proxy@mackenziepartners.com.

Sincerely,

DOMA PERPETUAL CAPITAL MANAGEMENT LLC

Contact:

DOMA Perpetual Capital Management LLC

ir@domaperpetual.com

or

MacKenzie Partners, Inc.

Bob Marese

bmarese@mackenziepartners.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

DOMA Perpetual Capital Management LLC, a Delaware limited liability company (“DOMA”), together with the other participants named herein, have filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of director nominees at the 2026 annual meeting of stockholders of Pacira BioSciences, Inc., a Delaware corporation (the “Company”).

DOMA STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are DOMA, DOMA1 LLC, a Delaware limited liability company (“DOMA1”), DOMA Perpetual LO Equity Master Fund LP, an exempted limited partnership organized under the laws of the Cayman Islands (“DOMA LO Master”), DOMA Perpetual Partners GP LLC, a Delaware limited liability company (“DOMA GP”), DOMA2 LLC, a Delaware limited liability company (“DOMA2”), Reliability LLC, an investment holding company wholly-owned by the John Templeton Foundation (“JTF”), Pedro Escudero, Christopher Dennis, Oliver Benton Curtis and Eric de Armas.

As of the date hereof, DOMA LO Master directly beneficially owns 1,965,775 shares of Common Stock, par value $0.001 per share, of the Company (the “Common Stock”). As of the date hereof, JTF directly beneficially owns 812,019 shares of Common Stocki. As of the date hereof, Pedro Escudero directly beneficially owns 159,000 shares of Common Stock. As of the date hereof, Mr. de Armas directly beneficially owns 1,389 shares of Common Stock. As Investment Manager of DOMA LO Master and JTF, DOMA may be deemed to beneficially own the 2,777,794 shares of Common Stock beneficially owned by DOMA LO Master. As the managing member of DOMA, DOMA1 may be deemed to beneficially own the 2,777,794 shares of Common Stock beneficially owned by DOMA. As general partner of DOMA LO Master, DOMA GP may be deemed to beneficially own the 1,965,775 shares of Common Stock beneficially owned by DOMA LO Master. As the managing member of DOMA GP, DOMA2 may be deemed to beneficially own the 1,965,775 shares of Common Stock beneficially owned by DOMA GP. As Founder and Chief Investment Officer of DOMA and Managing Member of DOMA GP, DOMA1 and DOMA2, Mr. Escudero may be deemed to beneficially own the 2,777,794 shares of Common Stock beneficially owned by DOMA and DOMA GP in addition to the 159,000 shares of Common Stock directly beneficially owned by Mr. Escudero. As of the date hereof, neither Messrs. Dennis nor Curtis beneficially owns any shares of Common Stock.

Disclaimer

This press release and the attached letter have been prepared by DOMA. The views expressed herein reflect the opinions of DOMA and are based on publicly available information with respect to Pacira BioSciences, Inc. (“Pacira” or the “Company”). DOMA recognizes that there may be confidential information in the possession of the Company that could lead it or others to disagree with DOMA’s conclusions. DOMA reserves the right to change or modify any such views or opinions at any time and for any reason and expressly disclaims any obligation to correct, update, or revise the information contained herein or to otherwise provide any additional materials.

For the avoidance of doubt, this press release was not produced by any person that is affiliated with Pacira, nor was its content endorsed by Pacira. This press release is provided merely as information and is not intended to be, nor should it be construed as, an offer to sell or a solicitation of an offer to buy any security nor as a recommendation to purchase or sell any security. One or more funds managed by DOMA currently beneficially own shares of the Company.

Some of the materials in this press release contain forward-looking statements. All statements contained herein that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” “plan,” “once again,” “achieve,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained herein that are not historical facts are based on DOMA’s current expectations, speak only as of the date of these materials and involve risks, uncertainties and other factors that may cause actual results, performances or achievements to be materially different from any future results, performances or achievements expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of DOMA.

i DOMA is acting as investment manager with respect to the shares beneficially owned by JTF, over which DOMA exercises discretionary investment and voting authority. JTF is not making or sponsoring the director nominations.

Exhibit 1

DOMA Perpetual Capital Management LLC 3350 Virginia Street Suite 530 Miami, FL 33133

Dear Fellow Pacira Biosciences, Inc. Shareholders,

We are writing to you as fellow investors in Pacira BioSciences, Inc. (PCRX) (“Pacira” or the “Company”), a drug manufacturer that is falling well short of its potential and is in urgent need of a new direction.

DOMA Perpetual Capital Management LLC, together with its affiliates (“DOMA”) currently beneficially owns approximately 7.5% of PCRX common shares. We believe that electing our three highly qualified and investor-focused nominees at the upcoming June 9, 2026 Annual Meeting is the best chance to preserve value for all shareholders. We urge you to support our nominees using the WHITE proxy card or voting instruction form included in the DOMA definitive proxy statement.

Pacira’s Board of Directors (the “Board”) requires immediate change. We at DOMA believe the Company’s current strategy is fundamentally broken and the Board and Management are misleading investors about the true risks the business faces. We view the Board’s failure to fully appreciate or fully acknowledge these risks as amounting to gross negligence and a breach of the Board’s duty of care. Compounding these failures are the Company’s continued underperformance under the leadership of CEO Frank Lee, alongside massive overspending with zero value creation for shareholders. The Board’s interests do not appear to be aligned with shareholders, despite a fiduciary duty to represent them. The Board cannot be allowed to continue to ignore risks, burn through cash and destroy value while the Company faces a very real existential threat. We are asking shareholders to vote for DOMA’s nominees to the Board: Eric de Armas, Christopher Dennis and Oliver Benton “Ben” Curtis III (collectively, the “DOMA Nominees”) in an effort to protect the business and push for genuine value creation.

The results are stark: the PCRX stock price has fallen approximately 54% over the last 10-year period, 62% over the last 5-year period, and 29% since Frank Lee took over as CEO1. This is hardly a record of achievement, nor one that should be rewarded at the expense of the true owners of the Company, our fellow shareholders.

RISKS OUTWEIGH REWARDS

The Company’s unduly optimistic disclosures have the effect of misleading investors about the true nature of the risk to the business. EXPAREL accounts for approximately 80% of Pacira’s total revenue, and a significantly higher portion of its net income.2 The product represents an “essential and mission-critical” asset to the business, according to the Marchand v. Barnhill standard. This Delaware Supreme Court case laid the groundwork for finding a board of directors liable for breaching their fiduciary duty and underscored the directors’ duty to identify and address any risks that could potentially harm the company they serve, reinforcing effective risk management as a duty of all board members. We believe Pacira’s Board is possibly in breach of its fiduciary duty of care, as it continues to ignore the very real risk posed by its “bet the house” litigation strategy.

As Pacira faced its first legal battle over EXPAREL’s patents, the Company was extremely bullish on its odds of emerging triumphant. In the Q2 2024 earnings call, Anthony Molloy III, Pacira’s Chief Legal and Compliance Officer, said of the 495 Patent: “This is only the first patent being litigated. Three additional infringement lawsuits are underway for our 348, 574, 575 and 706 patents, and these patents are broader than the

1 See Bloomberg Database, stock price as of May 11, 2026, at 1pm EST, Frank Lee start date January 2, 2024.

2 See e.g. See Pacira Biosciences, Form 10-K (filed Feb. 26, 2026), other Pacira BioSciences Company Filings.

495 patent. We also have other patents that are forthcoming, many of which will be listed in the Orange Books with expiration dates through January 2041. In order to become commercially successful, eVenus would have to overcome all of our patents.” Just a few days later, the Court ruled against Pacira with respect to the 495 patent, and Pacira quickly moved to settle with eVenus, a settlement in which Pacira gave up an incredibly substantial percentage of EXPAREL’s future revenues. Pursuant to the Settlement Agreement, Pacira agreed to allow eVenus, beginning in 2030, to manufacture and sell certain volume limited amounts of generic bupivacaine liposome injectable suspension in the United States, which will increase to over 30% of the total supply in 2033. These percentages are expected to approximately equal the percentage of revenue from EXPAREL that Pacira will lose due to this settlement.3

In discussing the patents being challenged, the Company continues to tout multiple patents, “families” of patents, and new patents being added to the Orange Book. The Company has not done enough to explain to shareholders that key product patents on EXPAREL have expired, rendering EXPAREL dangerously vulnerable to future threats, and additional lost market share, from manufacturers of generics. Many of the patents Pacira now relies on to protect EXPAREL are manufacturing or method-of-use patents which do confer some protection, but not the same level of rigorous protection provided by a full suite of existing product patents.4 Further, the “families” of patents and their “thicket strategy” are not impenetrable. Once a “parent” patent is deemed invalid, the rest of the family can fall with it.

We believe the Company continues to materially understate and downplay the significant risks posed by the introduction of new generic versions of EXPAREL and the resulting patent disputes (the “EXPAREL Patent Litigation”), thereby misleading investors as to the durability of EXPAREL’s revenue stream. The Company characterizes its recent litigation settlement as “favorable,” yet we find it difficult to reconcile that description with a settlement that resulted in an estimated 38% of the supply of bupivacaine liposome injectable suspension in the United States being supplied by a single generic manufacturer as of 2033, and an expected corresponding loss in revenue from EXPAREL.5 Moreover, while Management touts the listing of 21 Orange Book patents as a “significant evolution,” we cannot point to anything the Board has done to prevent the worst-case scenario. The Company’s own Form 10-K discloses two ongoing patent infringement actions against generic manufacturers, each of whom contends that these Orange Book–listed patents are invalid and unenforceable.6 As such, EXPAREL Patent Litigation appears to be a persistent and unresolved overhang that threatens to materially impair the Company.

We believe that the Company has not been transparent with shareholders by doing enough to disclose that certain key product patents for EXPAREL have expired. We believe there is an argument of “prior art” which means that there could be a path for additional generics to enter the market. Pacira is now overly reliant on limited manufacturing patents and method patents. The Company’s highly touted “5x30 Plan” is premised on the flawed assumption that the new generic threats will not be successful. The Company has already lost a patent case that will cost the Company a substantial percentage of future annual revenue from EXPAREL.7 This product alone accounts for nearly 80% of the Company’s revenue. If there is another win by one of the two generic companies in litigation

3 See “Pacira BioSciences Announces Settlement of U.S. Patent Litigation for EXPAREL,” Press Release (Apr. 7, 2025).

4 See Pacira Biosciences, Form 10-K (filed Feb. 26, 2026) Risk Factors – Because it is difficult and costly to protect our proprietary rights, we may not be able to ensure their protection and all patents will eventually expire.

5 See “Pacira BioSciences Reaffirms Commitment to Shareholder Value Creation” Press Release (Mar. 12, 2026).

6 See Pacira Biosciences, Form 10-K (filed Feb. 26, 2026), Note 20 to Notes to Consolidated Financial Statements, Paragraph IV Certification Notices.

7 See “BioSciences Announces Settlement of U.S. Patent Litigation for EXPAREL,” Press Release (Apr. 7, 2025) (“While the agreed-upon volume-limited percentages are confidential, they begin at a high-single-digit percentage of the total volumes distributed in the U.S. market and increase gradually in each 12-month period following the volume-limited entry date until reaching a percentage in the low thirties in 2033 and increasing modestly in each of the next two 12-month periods before reaching a maximum percentage in the high thirties of the total volumes distributed in the U.S. for the final three years of the agreement.”).

with the Company, the 5x30 plan will be entirely insufficient to rescue the Company.8 The entire value of the Company is at risk as another similar settlement could cost the company the majority of its revenue. This Board is willing to put shareholders at risk of losing everything. Our goal is to stop that. The hope of success in risky litigation is not a strategy that a Board or management team should rely on when deciding the fate of a company or the investment value of its shareholders.

The 5x30 plan offers shareholders little to no protection from an adverse ruling in future legal fights. Instead of trying to quickly diversify cash flows, the Board supported a plan based on developing new drugs which, even when they are identified, could take many years to create any cash flow, but before then will burn a not insignificant amount of cash. If the Company loses another patent lawsuit, it is unlikely there will be sufficient capital left to push any of the pipeline drugs through clinical trials. Moreover, the deals recently finalized by management have yet to demonstrate meaningful results. The recent J&J deal for ZILRETTA has yielded disappointing results, as the brand experienced a decline in sales revenue in 2025 despite premium pricing that a patented drug typically commands.9 It is a distinct possibility that a few years from now, the Company could lose its patent case against the generics, followed shortly by ZILRETTA’s patent expirations10. In just a few years, the Company could be facing an existential crisis. Allowing these risks to grow without attempting to mitigate or address them is, in our view, an absolute failure of the Board’s duty of care and makes the case that the Board has exhibited gross negligence.

Taken together, these risks underscore just how precarious the Company’s reliance on EXPAREL truly is. The Company has failed to diversify its portfolio as it chose to develop new potential drugs, speculating, instead of going for certainty of outcomes and cash flow, and the reality is that EXPAREL remains its core asset and primary driver of enterprise value. Indeed, it would likely take many years for any innovation or new product line to meaningfully offset this dependence. As a result, Pacira rests on a fragile foundation created by Management’s overreliance on EXPAREL and delayed diversification. This has created a house of cards which could collapse in the next few years, with adverse litigation outcomes or accelerated generic entry which could rapidly erode value, potentially well before 2030.

SIGNIFICANT UNDERPERFORMANCE

CEO Frank Lee was hired despite his previous leadership of an unprofitable enterprise that failed to deliver any shareholder value for its public shareholders.9 In Q1 2026, Mr. Lee avers the Company will continue “to execute our 5x30 strategy to drive durable revenue growth.” The notion that there is anything “durable” about what Mr. Lee forecasts is patently misleading. Looking at the metrics Management holds up to claim it is executing on its 5x30 strategy reveals shifting goalposts and an absolute lack of any meaningful growth or material value creation for shareholders. The metrics touted seem impressive at first glance, but a deeper review yields a clearer picture of just how poorly the Company is performing.

8 See Pacira BioSciences Form 10-K (filed Feb. 26, 2026), Note 20 to Notes to Consolidated Financial Statements, Paragraph IV Certification Notices.

9 See Pacira BioSciences Form 10-K (filed Feb. 26, 2026), Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations, Net Product Sales.

10 See Pacira BioSciences Form 10-K (filed Feb. 26, 2026), Item 1 Business, Patents and Patent Applications.

11 See Bloomberg Database; Under Frank D. Lee’s tenure at Forma Therapeutics, the Company went public in 2020 at $20 a share. The stock price declined 34%, until the announcement of an acquisition by Novo Nordisk in September of 2022, to acquire the Company at $20 a share, leaving shareholders with no return.

When Pacira launched the 5x30 plan in January of 2025, it promised shareholders double-digit compounded revenue growth.12 Instead, in 2025, total revenues increased by only 4%, while R&D spending increased 44% and SG&A increased 25%.13 With even a small amount of scrutiny, it is obvious that the “measurable operational progress across its five 5x30 pillars: patients served, product revenue, profitability, pipeline advancement and partnerships, building value and driving durable revenue growth into and beyond 2030” touted by management in the Proxy Statement are essentially meaningless to the business’s bottom line, and to stakeholders’ interests.

Management takes credit for serving 2.5 million patients in 202514, and serving patients is a noble goal, but the Company must also be able to make money from treating those patients. A publicly-traded, for profit business must also be focused on profitability and generating value for shareholders.

EXPAREL’s year-over-year volume growth of 6.2% in 202515 is yet another metric cited with no link to profitability – volume growth alone does not increase earnings per share nor free cash flow. The Company is under-delivering on its own stated goal of a double-digit compounded annual growth rate. Management has accomplished very little in terms of growth, focusing on “volume growth” instead of earnings and free cash flow growth.

The business’s “record-high 2025 GAAP and non-GAAP gross margins” are misleading and unhelpful for shareholders. The business can make as much gross profit as possible, but if it is spending too much money there is nothing left for shareholders, which is exactly what is happening here. The Company is ignoring the fact that if Pacira loses another patent case, whatever products are in the pipeline won’t matter, because there won’t be any money left to fund them.

Management claims that there was significant growth in its J&J partnerships, but they are measuring from a low point. The fact is that from Q1 2024 to Q1 2026, there has been minimal growth.16 This appears to be intentionally misleading – as Management first drove down the numbers, and now wants credit for bringing them back to where they started.

The Company’s claim that “Pacira’s stock is up over 35% since the launch of the 5x30 strategy” is an insult to the intelligence of shareholders. The stock has risen 35% after falling close to 50% when the court ruled against it in the eVenus case, and the stock is still down nearly 30% from where it sat when Mr. Lee was named CEO. The stock currently sits at a price that is over 70% down from its all-time high.17 Shareholders haven’t seen a return in the last 10-year, 5-year, 3-year, 2-year or YTD periods, reflecting the market’s absolute lack of trust in management and the Board for allowing this gross mismanagement of the Company.

Meanwhile, Management and the Board continue to gamble with shareholders’ capital and enrich themselves. By linking compensation to revenue targets, the Board has incentivized aggressive spending at the expense of growth of earnings per share, free cash flow and return on equity. This is evidenced by a 91% surge in R&D and SG&A expenses alongside a 36% rise in stock-based compensation over the last five years—all while net income plummeted by 83%, effectively evaporating the majority of shareholder value over the last three years. In fact, the combined net income over the prior three-year period is negative $50.5 million.18

12 See “Pacira Announces New Five-Year Objectives to Accelerate Transition into an Innovative Biopharmaceutical Organization,” Press Release (Jan 10, 2025).

13 See Pacira BioSciences Form 10-K (filed Feb. 27, 2025).

14 See Pacira BioSciences Proxy Statement on Form DEF14A (filed Apr. 28, 2026).

15 See Pacira BioSciences Proxy Statement on Form DEF14A (filed Apr. 28, 2026).

16 See Pacira BioSciences Form 10-Q (filed May 7, 2024); Pacira BioSciences Form 10-Q (filed Apr. 30, 2026).

17 According to Bloomberg Database.

18 See the Company’s 10-K filed on February 26, 2026, Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The Board shifted Management incentives from performance-based options to Restricted Stock Units (RSUs) in 2024, which can retain value even if the stock price declines, subject to vesting and forfeiture conditions.19 This further misaligns Management with shareholder interests as well as creating further dilution to shareholders. The Board has repeatedly granted awards without shareholder approval under Nasdaq Listing Rule 5635(c)(4), which permits employment-inducement awards subject to independent committee approval and prompt public disclosure. By relying on NASDAQ Listing Rule 5635(c)(4), the Board was able to approve a large equity award for Mr. Lee and has since continued to capitalize on this rule by consistently adding more shares to the Inducement Plan without shareholder vote. Since January 2025, Pacira has issued shares under this rule over ten times without shareholder approval.20 This has diluted shareholders while further enriching executives, despite no shareholder return.

While operational costs and executive pay have trended upward, the Company has failed to post a profit in the last two years. As shareholders saw zero return, executives and directors took home a total of $121 million.21 CEO Frank Lee has taken home tens of millions of dollars in annual pay – a figure that, during his tenure, exceeds the total net income generated for all shareholders combined. Management’s multi-million-dollar payouts stand in stark contrast to the experience of shareholders. The stock price tells the story: years of persistent underperformance and a complete lack of value creation. This is a business that is being eaten alive by the people charged with protecting it.

BOARD COMPOSITION & LACK OF APPROPRIATE OVERSIGHT

The Company’s recent efforts to “refresh” and reshape the Board are an implicit admission that something is wrong. After years of sustained underperformance, the Company has moved to add and rotate directors only after facing significant stockholder pressure, yet still refuses to acknowledge the full scope of the problem, or to pursue the most direct, value-maximizing solution. By maintaining a staggered Board and stripping away the right to call special meetings, the Company is obstructing shareholder oversight and dodging accountability.

In our view, this is a pattern of half measures: the Company wants credit for “revamping” the Board, but it stops short of the decisive accountability Stockholders deserve—namely, a serious, independent review of strategic alternatives, including a sale of the Company. The Company’s incremental changes appear to be designed to relieve pressure without making the hard decisions necessary to protect and maximize Stockholder value.

Pacira’s Board is primarily comprised of physicians, researchers and biotech operators lacking diversification.22 There is a dearth of risk management expertise, which has been underscored by the Board allowing the Company to engage in high-risk patent litigation for the second time without any downside protection. The Company has already lost a legal battle which ended in a settlement that permanently impaired the EXPAREL product. The Board’s composition skews heavily toward R&D and clinical and medical backgrounds, which prioritize speculative innovation over risk management and disciplined capital allocation. Pacira’s Board possesses a single member who is a former CFO of a biotech firm, where they oversaw persistent net losses and cash burn. Further, the Board’s independence is compromised by its lucrative compensation – nearly 2x that of the average

19 See Pacira BioSciences Proxy Statement on Form DEF14A (filed Apr. 29, 2025).

20 See Pacira BioSciences Press Releases (Apr. 8, 2026, Mar. 6, 2026, Feb. 9, 2026, Jan. 8, 2026, Dec. 3, 2025, Nov. 6, 2025, Oct. 3, 2025, Sep. 5, 2025, Aug. 5, 2025, Jul. 3, 2025, Jun. 5, 2025, May 8, 2025, Apr. 11, 2025, Mar. 6, 2025, Feb. 6, 2025, and Jan. 10, 2025.

21 See Pacira BioSciences Proxy Statement on Form DEF14A (filed Apr. 28, 2026).

22 See Pacira BioSciences Proxy Statement on Form DEF14A (filed Apr. 28, 2026).

Board compensation of other publicly-traded mid-caps – which rewards presence over performance, creating a fundamental conflict of interest with shareholders.23

We are also concerned that the Company continues to renominate certain incumbent directors notwithstanding questions about whether they have demonstrated the level of engagement and accountability stockholders should expect. For example, we believe Governor Chris Christie, who makes frequent TV appearances to comment on politics, is creating a major political liability to the Company. Further, Governor Christie has not shown the commitment of time and attention that is required in a period of heightened risk and strategic urgency. Despite being the only current board member with a legal background, he appears to have gravely underestimated the legal risk the Company faces. We are likewise not persuaded by the Company’s efforts to explain away directors’ absences or limited participation at this crucial inflection point in the Company’s history. Compounding the issue, the Board continues to add individuals with clinical backgrounds, who lack essential risk management experience and any proven track record of driving profitability.

Based on what we believe to be a reasonable assessment of the risks involved, the Company must urgently evaluate strategic alternatives for EXPAREL, including a potential strategic exit. The failure to meaningfully consider this option reflects a breakdown in strategy and Board oversight with respect to the Company’s most critical asset. Our DOMA Nominees will advocate for a value-maximizing strategic alternative, including a strategic exit, designed to deliver tangible and imminent returns to fellow shareholders.

Given these facts and circumstances, we believe that Pacira, if left unchecked, will continue its current value-destroying behavior unless representatives of the stockholders are seated on the Board. We stockholders must act together to prevent further value destruction.

OUR HIGHLY QUALIFIED NOMINEES

We believe that the three DOMA Nominees, Eric de Armas, Christopher Dennis and Oliver Benton “Ben” Curtis III, are immensely qualified, have the relevant expertise and commitment to stockholder value to realign Pacira’s litigation strategy, compensation decisions and overall strategy – which must focus on decision-making that is in the best interests of the Company’s stockholders. DOMA’s Nominees have extensive experience in healthcare, finance, legal and regulatory matters, leadership, operations, strategy and corporate governance. This expertise would help to realign the Company’s decision-making with the best interests of the Stockholders and help realize the full potential of EXPAREL.

DOMA’s Nominees will bring fresh, independent perspectives and rigorous scrutiny to the Board’s actions and decision-making over the past several years, ensuring the right questions are asked and that proper controls are in place. Critically, our Nominees will pursue every option to serve the best interests of the Company and its stockholders, including a fundamental reassessment of the Company’s strategic direction and investigation into prior Board actions and decision-making. That reassessment will encompass a potential sale of the Company, which would provide stockholders with a certain pathway to value realization, rather than leaving them hostage to binary litigation outcomes and the implications of an unpredictable appellate timeline. The DOMA Nominees are committed to rescuing the Company from the perilous position in which the current Board has placed it and to ensuring that stockholder interests are finally put first.

Our action plan would involve removing the current CEO and appointing an Interim CEO to assist with the sales process. The DOMA Nominees would form a subcommittee on the Board to oversee a potential sales process and, at the conclusion of that process, would ensure that shareholders vote on any potential sale, rather than leaving the decision up to the Board.

23 See The BDO 600 2025 Study of Board Compensation Practices of 600 Mid-Market Public Companies.

The current Board cannot be trusted to put shareholders’ interests ahead of their own and they cannot be allowed to decide how the Company handles the risks it faces – risks the Company still refuses to fully acknowledge. We believe Pacira’s stakeholders should be the ones who decide what happens to the Company they own. The process for exploring a potential sale of the business must be fully transparent and the only way to ensure that transparency is to nominate Board members who are there to uphold their duty to shareholders.

WE STRONGLY RECOMMEND THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE DOMA NOMINEES ON THE WHITE PROXY CARD INCLUDED IN THE DOMA PROXY STATEMENT.

If you have questions or need assistance voting your shares, please contact our proxy solicitor, MacKenzie Partners, Inc. toll-free at 1-800-322-2885 or via email at proxy@mackenziepartners.com.

Sincerely,

DOMA PERPETUAL CAPITAL MANAGEMENT LLC